SEC Registration Nos.
002-69565 and 811-03101

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933
Post-Effective Amendment No. 79	☒
and/or
REGISTRATION STATEMENT
UNDER

THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 79	☒

Calvert Management Series

(Exact Name of Registrant as Specified in Charter)

4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814
(Address of Principal Executive Offices)

Registrant's Telephone Number: (301) 951-4881

John H. Streur
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814
(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.
EXPLANATORY NOTE
This post-effective amendment consists of the following:
N-1A Facing Page
Part C of the Registration Statement (including signature page)
Exhibits (as indicated below)
This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing certain executed copies of exhibits to the Registration Statement.
Parts A and B are incorporated by reference to Post-Effective Amendment No. 77 to this Registration Statement, as filed on April 28, 2016.

PART C. OTHER INFORMATION
Item 28. Exhibits:

(a)(1)	Declaration of Trust for the Registrant (formerly, Calvert Tax-Free Reserves) dated October 20, 1980 is filed herewith.

(a)(2)	Supplemental Declaration of Trust to the Declaration of Trust of the Registrant (formerly, Calvert Tax-Free Reserves) dated June 4, 2014 is filed herewith.

(b)	Amended and Re-stated By-Laws of the Registrant, adopted December 2014, filed herewith.

(c)	Instruments Defining Rights of Security Holders (not applicable).

(d)
Investment Advisory Agreement (CIM) incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Investment Advisory Agreement Schedule A incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Addendum to Investment Advisory Agreement, incorporated by reference to Post-Effective Amendment No. 73, dated April 29, 2015, accession number 0000319676-15-000017.
Investment Advisory Agreement, Revised and Restated Schedule A, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.
Addendum to Investment Advisory Agreement, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.
Addendum to Investment Advisory Agreement, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(e)
Underwriting (Distribution) Agreement with Schedules I, II and III, incorporated by reference to Post-Effective Amendment No. 63, dated May 25, 2011, accession number 0000319676-11-000013.
Amendment to Underwriting (Distribution) Agreement, incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Distribution Agreement Addendum to Schedules II and III, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.

(f)	Deferred Compensation Agreement incorporated by reference to Registrant's Post-Effective Amendment No. 49, April 27, 2000, accession number 0000319676-00-000004.

(g)
Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 50, April 27, 2001, accession number 0000930661-01-500295.
Amendment to Master Custodial Contract, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(h) (1)
Amended Master Transfer Agency and Service Agreement, incorporated by reference to Post-Effective Amendment No. 57, dated April 29, 2008, accession number 0000319676-08-000004.
Amendment to Master Transfer Agency and Service Agreement, incorporated by reference to Post-Effective Amendment No. 66, dated April 29, 2013, accession number 0000319676-13-000003.
Amendment to Master Transfer Agency and Service Agreement, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(h) (2)	Sub-Transfer Agency and Service Agreement incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.

(h) (3)	Amended and Restated Servicing Agreement, incorporated by reference to Post-Effective Amendment No. 66, dated April 29, 2013, accession number 0000319676-13-000003.

(h) (4)
Administrative Services Agreement incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Administrative Services Agreement Schedule A, incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Amendment to Administrative Services Agreement, incorporated by reference to Post-Effective Amendment No. 64, dated April 27, 2012, accession number 0000319676-12-000004.
Administrative Services Agreement Revised and Restated Schedule A, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.
Amendment to Administrative Services Agreement, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(h) (5)
Administration Agreement, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.
Amendment to Administration Agreement, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(i)	Opinion and Consent of Counsel, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(j)	Consent of Independent Auditors to use of Report, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(k)	Omitted Financial Statements, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

(l)	Initial Capital Agreements.

(m) (1)
Plan of Distribution for Class A, incorporated by reference to Post-Effective Amendment No. 49, dated April 27, 2000, accession number 0000319676-00-000004.
Plan Schedule A for Class A, incorporated by reference to Post-Effective Amendment No. 49, dated April 27, 2000, accession number 0000319676-00-000004.

(m) (2)
Plan of Distribution for Class B & C, incorporated by reference to Post-Effective Amendment No. 55, dated April 28, 2006, accession number 0000319676-06-000010.
Plan Schedule A for Class B & C, incorporated by reference to Post-Effective Amendment No. 56, dated April 30, 2007, accession number 0000319676-07-000005.
Class C Distribution Plan Addendum to Schedule B, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.

(n)
Amended and Restated Rule 18f-3 Multiple-class Plan, incorporated by reference to Post-Effective Amendment No. 71, dated September 24, 2014, accession number 0000319676-14-000039.
Amendment to Rule 18f-3 Multiple-class Plan, incorporated by reference to Post-Effective Amendment No. 75, dated July 14, 2015, accession number 0000319676-15-000043.

(o)	Not applicable.

(p)	Amended Code of Ethics for Calvert Funds et al., dated October 2015 as revised January 2016, filed herewith.

(q)	Power of Attorney Forms, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.
Item 29. Persons Controlled by or Under Common Control With Registrant
Not applicable.
Item 30. Indemnification

Registrant's By-Laws, Item 28(b) of this Registration Statement, provides, in summary, that officers and trustees/directors shall be indemnified by Registrant against liabilities and expenses incurred by such persons in connection with actions, suits, or proceedings arising out of their offices or duties of employment, except that no indemnification can be made to such a person if he has been adjudged liable of willful misfeasance, bad faith, gross negligence, or reckless disregard of his duties. In the absence of such an adjudication, the determination of eligibility for indemnification shall be made by independent counsel in a written opinion or by the vote of a majority of a quorum of trustees/directors who are neither "interested persons" of Registrant, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, nor parties to the proceeding.

Registrant may purchase and maintain liability insurance on behalf of any officer, trustee, director, employee or agent against any liabilities arising from such status. In this regard, Registrant will maintain an insurance policy, providing Registrant with trustees/directors and officers liability coverage, plus excess trustees/directors and officers liability coverage for the independent trustees/directors only. Registrant also maintains an Investment Company Blanket Bond. The Fund maintains joint coverage with the other Calvert Funds, and for the liability coverage, with the Advisor and its affiliated companies ("Calvert operating companies.") The premium and the coverage are allocated based on a method approved by the disinterested Fund trustees/directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser

Name	Name of Company, Principal Business and Address	Capacity
John H. Streur

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer, Trustee/ Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Vicki L. Benjamin
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Andrew K. Niebler
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert D. Benson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Patrick Faul
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

John Nichols
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Vishal Khanduja

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Thomas A. Dailey
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert J. Enderson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Marybeth Pilat
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Stu Dalheim
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Laurie Webster
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Erica Lasdon
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Item 32. Principal Underwriters
(a) Registrant's principal underwriter underwrites shares of the following investment companies other than Registrant:
Calvert Social Investment Fund
The Calvert Fund
Calvert World Values Fund, Inc.
Calvert Responsible Index Series, Inc.
Calvert Variable Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Products, Inc.
(b) Positions of Underwriter's Officers and Directors

Name and Principal Business Address*	Position(s) and Offices with Underwriter	Position(s) and Offices with Registrant
John H. Streur	Director and Chief Executive Officer	Director and President
Vicki L. Benjamin	Director, Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer	Treasurer
Robert J. Enderson	Vice President, Corporate Finance, and Assistant Treasurer	Assistant Treasurer
Marybeth Pilat	Assistant Treasurer and Anti-Money Laundering Officer	Fund Controller and Assistant Treasurer
Alex Smith	Vice President, Investor Dealer Services	None
Sonya Sbar	Vice President	None
Anthony Eames	Senior Vice President	None
Andrew Niebler	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
Robert D. Benson	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
*4550 Montgomery Avenue Bethesda, Maryland 20814
(c) Inapplicable.

Item 33. Location of Accounts and Records
Vicki L. Benjamin, Treasurer
and
Andrew K. Niebler, Secretary
Calvert Management Series
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Item 34. Management Services
Not Applicable

Item 35. Undertakings
Not Applicable

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 11th day of October 2016.
CALVERT MANAGEMENT SERIES
_______________**__________________
John H. Streur
President and Trustee

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 11th day of October 2016 by the following persons in the capacities indicated.

Signature	Title
__________**____________ John H. Streur	President and Trustee (Principal Executive Officer)

__________**____________ Vicki L. Benjamin	Treasurer (Principal Accounting Officer)

__________**____________ Richard L. Baird, Jr.	Trustee

__________**____________ Douglas E. Feldman	Trustee

__________**____________ John G. Guffey, Jr.	Trustee

__________**____________ M. Charito Kruvant	Trustee

__________**____________ D. Wayne Silby	Trustee

__________**____________ Anthony A. Williams	Trustee

**By: /s/ Andrew K. Niebler
Andrew K. Niebler

Executed by Andrew K. Niebler, Attorney-in-fact on behalf of those indicated, pursuant to Power of Attorney Forms, incorporated by reference to Post-Effective Amendment No. 77, dated April 28, 2016, accession number 0000319676-16-000095.

Calvert Management Series
Post-Effective Amendment No. 79
Registration No. 002-69565
EXHIBIT INDEX

Exhibit No.	Description
28(a)(1)	Declaration of Trust
28(a)(2)	Supplemental Declaration of Trust
28(b)	Amended and Restated By-Laws
28(p)	Amended Code of Ethics for Calvert Funds et al.